EXHIBIT 16.1
September 29, 2009
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have read Item 4.01 of Form 8-K dated September 24, 2009, of Orbit/FR, Inc. with respect to the termination of our appointment as the independent registered public accounting firm of its wholly owned subsidiary, Orbit/FR Engineering, Ltd. and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,
/s/ KOST FORER GABBAY & KASIERER
Kost Forer Gabbay & Kasierer